Exhibit 99.2

Trex Company, Inc.

Second Quarter 2021 Earnings Conference Call

Monday, August 02, 2021, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Dennis Schemm - Senior Vice President, Chief Financial Officer

Bill Gupp - Senior Vice President, General Counsel and Secretary

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Second Quarter 2021 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, that this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are, Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Bill Gupp, Senior Vice President, General Counsel and Secretary as well as other members of Trex management. The company issued a press release today after market close containing financial results for the second quarter 2021. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill…

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Law. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 Act filings with the SEC. Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measures can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Bill, and good evening, everyone. Thank you for joining us today to review Trex company’s second quarter results, and year-to-date performance along with our business outlook. This was another very strong quarter with record revenues of $312 million led by 43% sales growth at Trex Residential. Demand remains robust across all Trex Residential outdoor living product lines in both the DIY and Pro channels.

The success of our $200 million capacity expansion program, which became fully operational one month ahead of schedule, has enabled us to take advantage of the appeal of Trex branded products and increased conversion from the large wood market. This expansion is the largest in the company’s history and increases our production levels by 70% compared to 2019 yearend levels. However, labor constraints impacted to the extent to which we could utilize this capacity to meet the higher demand.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Our new Virginia plant is highly efficient and designed for maximum output with an emphasis on quality control and energy-efficient operations. With the capacity expansion plan largely behind us, we are pivoting our focus to cost reduction projects and continuous improvement opportunities to drive margin improvements. These efforts will be focused on automation, energy efficiency and raw material processing. One such cost reduction project is poised to reduce the processing cost of our plastics by generating higher productivity and allowing for a wider use of low cost recycled material streams.

In addition, thanks to the tireless efforts of our engineering team and their continuous improvement mindset, we are pleased to announce that by the end of the year, we will install incremental decking capacity within the new Virginia facility that will further increase our production capability and improve our cost position. As a result of this initiative, Trex will have even more opportunity to pursue further growth, as we’ve been unable to fully realize due to capacity constraints.

We will be positioned to take advantage of the product development work being done by our R&D team, expand our international sales, and penetrate the new home construction market. While we continue to make significant strides with our additional capacity, we remain pleased with the continued success of our tiered product strategy, which supports consumer decision making by providing a range of product aesthetics, features and price points that have broad-based appeal and distinct competitive advantages over wood. The winning mix of products makes it easy for the consumer to choose Trex, and we see strong growth across all price points.

Like many other companies and industries during the second quarter, Trex experienced labor challenges and inflationary pressures from higher raw materials and logistics costs. As a result of the inflationary pressures, Trex took a mid single-digit price increase on most products effective August 1, with the full impact to be seen later in the third quarter. We deliberately chose the timing of our price increase to give ample notice to our channel partners in order to minimize the impact during the peak decking season. This action is example of the importance we place on our partnerships with distributors, dealers and contractors and doing right by them.

Dennis will provide more detail around our financial results and inflationary impacts, but I want to highlight that despite inflationary headwinds, EBITDA grew by 36% during the second quarter and produced a 29% increase in diluted earnings per share. While we focus on profitable company growth, expansion and continuous improvement, we continue to do so in a sustainable manner. Sustainability has always been a part of Trex’s DNA since inception. Trex is and has always been one of North America’s largest recyclers of plastic film.

In 2020, we up-cycled more than 900 million pounds of plastic film and reclaimed wood, most of which would otherwise be destined for landfills. At our plants, scrap boards are recycled back into the manufacturing process as well. Additionally, our ongoing efforts to improve energy and resource efficiency in our plants, helped reduce the company’s energy use related to cooling by approximately 40% in 2020, and the addition of closed loop chilled water systems significantly reduced water usage.

For a more detailed description of our ongoing ESG efforts, I encourage you to review our third annual 2020 ESG report on our website, which includes our first disclosure of Scope 1 and 2 annual carbon emissions, and establishes a baseline for future efforts to reduce carbon emissions. The report was issued at the end of June ‘21 and recaps a year of Building a Better Tomorrow Together, for our customers, employees, communities, investors and the environment.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Dennis Schemm will now share details on our second quarter financial performance. Dennis…

Dennis Schemm

Thank you, Bryan. I’m pleased to highlight the drivers of our strong second quarter results and year-to-date performance, as well as our expectations for the third quarter and full year 2021. Consolidated sales were $312 million in the second quarter, compared to $221 million in the same quarter last year. The 41% increase was driven by substantial volume growth across all Trex Residential product lines. Trex Residential sales of $299 million outpaced sales of $209 million year-over-year by 43%, resulting from sustained broad-based demand and market share gains from wood. Trex Commercial Products contributed $13 million to consolidated sales in the second quarter of 2021.

Consolidated gross margin for the second quarter was 38%, after absorbing an approximately 400 basis point impact related to start-up costs and inflationary pressures on key raw materials and transportation, versus 41.9% in the prior year quarter. Gross margin was also impacted by increased depreciation expense of $5 million related to the capacity expansion program in Trex Residential and labor constraints. Labor constraints resulted in lower sales and margins by underutilizing expanded capacity. Cost savings initiatives increased production and the impact of the January price increase partially offset the unfavorable impacts.

Gross margins for Trex Residential and Trex Commercial were 38.7% and 21.6%, respectively, compared to 42.5% and 30.7%, respectively, in the year ago quarter. SG&A expenses were $36 million, an increase of 24% compared to $29 million in the prior year quarter. The primary drivers of the increase were personnel-related expenses, higher branding spending and a resumption of travel and entertainment expenses as COVID-related impacts eased.

As a percentage of net sales, however, SG&A decreased by 170 basis points to 11.5% in the second quarter compared to 13.2% in the prior year quarter, reflecting disciplined cost management and leverage in our operating model as we rapidly grew our sales. Despite the inflationary and start-up costs we incurred during the quarter, we delivered 30% growth in net income to $61 million or $0.53 per diluted share, up from the $47 million or $0.41 per diluted share in last year’s second quarter.

The steady focus on our strategic initiatives and our increased production capacity resulted in a 36% growth in EBITDA to $92 million and an EBITDA margin of 29.4%. The continued strength of the repair and remodel sector, Trex’s brand leadership and increased capacity drove our impressive year-to-date performance.

Consolidated net sales year-to-date increased 32% to $557 million compared to $421 million in the prior year period. Higher net sales were primarily driven by a 34% increase in Trex Residential sales to $532 million compared to $396 million in the same period last year.

Net income was $110 million or $0.95 per share compared to $90 million or $0.77 per diluted share year-to-date in 2020. EBITDA grew 29% to $163 million compared to $126 million, and EBITDA margin remained relatively stable at 29.2% compared to 30% for the same period in 2020. Year-to-date capital expenditures were $95 million, with the majority supporting the capacity expansion program completed in May.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

In addition, year-to-date, we repurchased 49 million of Trex outstanding common stock at an average price of $91 per share under the share buyback program. Trex has an approved buyback program for up to 8.3 million shares.

Looking ahead, we expect third quarter consolidated net sales to range from $320 million to $330 million, representing year-on-year growth of 40% at the midpoint and reflecting continued strong consumer demand from our channel partners. We expect continued inflationary pressures in the coming quarter as the tailwind from the August 1, 2021, price increase will not take effect until sometime in September, as we are fulfilling orders approximately 30 days later than expected because of labor constraints.

As we navigate these challenges, we anticipate incremental EBITDA margin will be at the low end of the range of 35% to 40% for the full year. We expect to return to more normalized EBITDA margins in the first quarter of 2022, as we are past the start-up phase of our capacity expansion, and as our price increase and strong cost reduction and continuous improvement initiatives take effect.

Our tax rate is anticipated to be approximately 25%. Depreciation will range from $35 million to $40 million, increasing throughout the remainder of the year. Full year spending on CAPEX is expected to be in the range of $130 million to $150 million, which includes the installation of additional decking production lines to further boost our capacity.

Now I will turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Dennis. Our year-to-date performance places us firmly on track to achieve our stated expectation for strong double-digit growth in 2021, and the success of our capital expansion program along with the additional capacity investments position Trex for ongoing growth and enhanced value creation for our stakeholders.

Most importantly, I want to recognize the hard work and dedication of the entire Trex team as well as the continued support of our dealers, retailers, distributors and contractors who continue to be great partners and key to our growth. Trex’s extraordinary success is due in large part to all of you.

Operator, we can now take questions.

QUESTION AND ANSWER

Operator

Thank you. And we will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw your question, please press “*” then “2.” In the interest of time, we kindly ask you to please limit yourself to one question and one follow up.

Our first question today will come today will come from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi. Thanks for taking my question. My first one is just, has raw material inflation peaked in the second quarter? Do you expect any incremental inflation in the back half of the year? And then following up on that, do you believe the August mid-single-digit increase will be enough to offset these higher inflation pressures, or do you think you’ll need incremental pricing in the second half?

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Bryan Fairbanks

Well, we’ve not seen any of the raw materials start to come down in the market as of yet. We continue to receive new notifications of increases in price. So, I expect the third quarter to be a higher impact than the second quarter. But of course, we’ve got the pricing coming in. As we look forward, it’s too early to predict what inflation is going to do out in 2022. But in order of priority, we will continue to focus on continuous improvement, cost reduction, and of course, we will look at pricing as appropriate to make sure that we’re offsetting any new costs that flow through to Trex related to inflation.

Jeff Stevenson

Okay. That’s helpful. And then just on the new Virginia capacity addition, can you give us any more color on how incremental this is, the capital investment and potential impact on margin like the prior expansion? Any more color there would be helpful.

Bryan Fairbanks

Sure. If you compare it to what we provided last time, it was a 70% increase in capacity. This will be approximately 15% additional capacity. We haven’t been as specific on the actual investment, but it is included within the guidance for the capital spending we provided for 2021.

Jeff Stevenson

Got it. Thanks for your help and all the best.

Bryan Fairbanks

Great. Thank you.

Operator

And our next question will come from Keith Hughes with Truist. Please go ahead.

Bryan Fairbanks

Good evening, Keith.

Keith Hughes

Thank you. Hi, how are you all? Couple of questions. One, you listed off the drivers of a 400 basis points down in gross margin. Can you kind of put a magnitude on those? What was the biggest hit, second biggest hit, things of that nature?

Dennis Schemm

Yes. So, if I were to rank order these, right, so I would first start with inflation. Clearly, that is where most of the margin pressure is coming from. Then as you walk it down, start-up costs were clearly pretty significant in the quarter as well. As you know, we had April and May with start-up costs as we completed the expansion program in late May. From there, I would look at depreciation expense as well as that had a significant impact, too. And then we also had labor shortages impact us as well, because of the tight labor market, we weren’t able to run all of our lines as much as we would have liked. And as a result, we have absorption impact from that. If we want to go back into the inflation for a little bit more detail, right, I would look at it as raw material inflation and then from a transportation perspective, we were hit with higher logistics costs. So those would be the two drivers within inflation that were the biggest impact.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Keith Hughes

Okay. And as you look at the inflation moving into the third quarter, is that still a function of transportation costs still moving up. And I’m referring to translation within raw material getting to your facilities. Is that what’s changing or is that the actual base material itself?

Dennis Schemm

Now, what we’re actually seeing more of is the base material starting to rise on some of the key raw materials. The transportation market still remains high, but it’s really on the base level of the materials where the inflation is increasing.

Keith Hughes

Okay, thank you.

Bryan Fairbanks

Thanks, Keith.

Operator

And our next question will come from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi guys. Thanks for taking the question.

Bryan Fairbanks

Hi Ryan.

Ryan Merkel

So I guess, first off, you mentioned labor constraints hurt production. What solutions are you working on, and have you seen any improvement?

Bryan Fairbanks

Yes, sure. So there have been quite a few things that we have implemented at our manufacturing environments to improve our ability to run all of our lines. We have changed the wage structure for a number of the positions that we have. It hasn’t been across the board, but there have been certain areas where we have increased wages. Second thing, as it relates to over time, we have put some additional incentive programs in place to encourage more people to work the over time that we need with the additional lines. And then the last is a much broader focus on recruiting, so getting more people through the doors that we can help run our lines. One example is that we’ve moved heavily into this year, is what we call our Level Up program.

For most of Trex’s history, we’ve hired people at the entry level and then we trained them through all of our manufacturing processes as they move up through manufacturing. We recognize that there are highly skilled capable people available in our local economies, and we’ve gone ahead and started recruiting directly for those individuals, of course, paying about a higher wage rate than just coming into Trex as a newer and unfamiliar employee along the way. We continue to look for new ideas out there. We hope that with the change in government benefits as we move through September, the number of people that are coming back into the market increase further from what we’ve already seen, and of course, we operate in states where we continue to pay the higher level of unemployment benefits for the full statutory period of time.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Ryan Merkel

Got it. Alright. That’s going to be important given the new capacity. And then secondly, just how should we think about gross margins in the second half at this point. I know you’re going to be at the lower end of the incremental margins, but it sounds like we’ll improvement just a little bit slower than expected and then fourth quarter presumably would be kind of the best quarter. Is that fair?

Dennis Schemm

I think that’s a real fair way to look at it. The way I’m thinking about this is, the gross margin pressures in my mind are more transitory in nature. So if you think about these, I’ll take each one that I talked about earlier. Inflation, we took our price increase with the 90-day advance notice. And then on top of that, because of labor constraints, we’re fulfilling July orders essentially in the ~~September~~ August1 timeframe, right. So this is making it harder for us to get our price increase out there. So that’s one. So, our price increase will take effect in September and that will address the inflation. The start-up costs are behind us at this point. So we won’t be seeing that recur in Q3.

Labor shortages eventually are going to get righted. Bryan talked a lot about some of the initiatives that we’re working here internally which are seeing positive impact, but over the longer-term that’s going to right itself as well. And then finally depreciation will lap that in Q3 of next year, so all of these issues are transitory in nature. And then as you think about the back half, we’re going to start pivoting to these cost reduction and continuous improvement projects that will help to elevate our gross margins going forward. We’re predicting to see Trex standard margins, the gross margins that you are all used to back in Q1 of 2022.

Ryan Merkel

Alright, very helpful. Thanks.

Bryan Fairbanks

Thanks, Ryan.

Operator

And our next question will come from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Hi, good afternoon, everyone.

Bryan Fairbanks

Hi Michael.

Michael Rehaut

First question, just wanted to make sure I understood it right, or how to think about it. You kind of gave some puts and takes on the gross margins. And in terms of maybe expecting a little bit of improvement from the second quarter where you have the 38%, am I to kind of take away that you’ll see a little bit more raw material inflation, you will see less start-up costs, I don’t know if they would offset each other. But then the reason you’re expecting some improvement of the 38%, is that if you have some costs alleviating, some cost increasing, but then on top of that, you have the price increases coming through in September. Is that the right way to think about it?

1	The month has been changed to correct an error in Mr. Schemm’s comment.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Bryan Fairbanks

Yes, I think you’ve pretty much hit everything there, the price increase will come through in September, that will be a month later than we had originally intended. We’ll continue to see some of the raw material cost climb throughout the third quarter. I hope that third quarter ends up being the peak period and things level out from that perspective. The start-up costs are behind us in the third quarter. So that’s one of the capabilities that we see on a quarter-over-quarter basis.

Michael Rehaut

Okay, that’s great. Thank you. And then just to follow-up. I guess, shifting to the topline. You came in a little bit above I believe guidance for this quarter, kind of hit our number, at least the high end of your range hit our number for the third quarter. As we think about the fourth quarter, obviously, you haven’t given guidance yet, obviously you have a lot more capacity now, it’s fully up and running. But at the same time, I think you talked about maybe eventually taking some of it offline at points which is to do improvements, maybe some downtime, obviously there is still a very strong demand backdrop and you can operate at a higher sales rate. But should we be expecting some type of pullback decline at least sequentially 4Q versus 3Q, just more from either maintenance or retooling standpoint?

Bryan Fairbanks

I would expect a similar production number in the fourth quarter and it’s really all dependent upon how much of the channel inventories can get filled during the third quarter. We do see some evidence of that at least in certain channels. Inventory is being filled at this point and then there’s other channels where we have quite a few backlogs that still need to be addressed. So as we move through the quarter, we’ll have better visibility on that, I would expect that we’ll continue running the capacity and build the inventory necessary to give our customers the confidence that we have everything that they need. And then we’d be in a position to start taking lines down for a little bit longer period if we get out into next year. And we’ve got the inventory throughout the channel. We can do the maintenance that we’ve wanted to do, as well as improve some of the assets for improved cost positions.

Michael Rehaut

Great. Thank you.

Bryan Fairbanks

Thank you.

Operator

And our next question will come from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hey, good afternoon. Thanks for taking the questions. So, on the Q3 revenue guide, obviously, the prior commentary, I think was for Q3 revenue growth to be stronger than that of Q2. And then correct me if I’m wrong, obviously, Q2 came in stronger than the prior guide, and you’ve been very clear that these labor shortages here are probably another piece. But obviously, what I’m getting at is it kind of begs the question, if there’s anything in the demand picture that is perhaps any less robust than what you were thinking three months ago, anything in DIY or retail? It would help if you can clarify some of that commentary. Thank you.

Bryan Fairbanks

Yes. I think it’s a great question. Our guidance is more based off of the labor constraints that we see in the marketplace. The base market, the consumer demand through all of our channels continues to be very strong. We’ve got no concerns about changes that are there, and I fully

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

expect that, I think with the volume we have, we are moving through the peak part of the decking season that we will start to see some inventories built. But we’re not seeing a falloff in consumer demand from a growth perspective?

Matthew Bouley

Okay. Wonderful. Thank you for that color. Second one is, you continue to highlight the builder market, not the first time you’ve said something along those lines. I’m just curious, as you’re now again, looking at additional capacity coming online, where do you see those opportunities? Is it geographically, production builders nationally versus custom builders? How do you kind of dip your toe into that market? Thank you.

Bryan Fairbanks

I would say, with the custom builders, we already have pretty decent relationships because they tend to be the higher end homes that are already looking for composite decking. So I’d say, this will be mostly focused on the production builders and showing the builders the case for them to earn a higher level of profitability, and of course, less callbacks on the deck. Most wood decks when they built are going to have a warranty call back within that first 12 months. So that small amount of additional cost that they’re willing to put in and can then charge the customer for having a Trex deck will offset that longer-term risk for them. We see it as a great opportunity with the new capacity that we have and somewhat of a market that hasn’t been tapped to the potential available.

Matthew Bouley

Great. Well, thank you for that color, Bryan. Good luck.

Bryan Fairbanks

Thanks, Matt.

Operator

And our next question will come from Ketan Mamtora with BMO Capital. Please go ahead.

Ketan Mamtora

Good afternoon, and thank for taking my question. Maybe coming back to the discussion around inventories, can you give us some sense of where you think channel inventories are at this point? I know, you’ve been trying to rebuild that. You think as you exit Q3, you would have gotten to a point where you feel more comfortable with where they are?

Bryan Fairbanks

I think we will feel more comfortable. The question is, to what degree of comfort that we’ll feel at that point. Inventories are not where we would like them to be in the channel or on our ground at this point. So, we have some work to do to get everything back to a normalized environment.

Ketan Mamtora

Understood. And the other thing, you also talked about in your release, sort of expanding on the international side. Maybe talk a little bit about kind of where you see the most opportunity, and how you see that kind of playing out over the next two, four years?

Bryan Fairbanks

We’ve seen significant growth in the international markets this year as we’ve had the additional capacity available to serve. So, everything with that strategy continues as we have expected.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

When we look out over the next four to five years and we can supply everything that’s needed, it’s mostly going to be the larger markets with a higher GDP and interest in outdoor living. We have distribution relationships already built in most of these economies, and we’re still really just very much in the first inning of opportunity in those marketplaces. So, we’re pretty excited about it as another opportunity for growth.

Ketan Mamtora

Thank you.

Bryan Fairbanks

Thanks, Ketan.

Operator

And our next question will come from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi guys. Good afternoon.

Bryan Fairbanks

Good evening. How are you?

Tim Wojs

I’m good. Thank you. Maybe just thinking about 2022, at this point, any leading indicators whether it’s sampling or website traffic or decks.com traffic that you could kind of cite that gives you confidence into visibility around demand heading into next year?

Bryan Fairbanks

Yes, I wouldn’t say that we have necessarily anything within our own systems that indicate 2022 demand. But as we look at where the marketplace is, consumer confidence continues to be at a high level. There is still a lot of capital out in the marketplace. Even though we’ve seen many of our consumers start moving…to spending more money on travel, it really hasn’t impacted the spending on repair and remodel. So, we expect a very robust prepared remodel moving into next year.

Tim Wojs

Okay. Okay. And then when you think about price, just mathematically, given the realizations, will you actually have more price from the 2021 increases next year than this year?

Dennis Schemm

Yes, I would expect that we would, given that we’ll have a delayed impact of our August 1 price increase more hitting that September timeframe. So, yes, that is how I would see it.

Tim Wojs

Okay, great. Well, good luck in the back half of the year guys. Thanks for everything.

Dennis Schemm

Thank you.

Bryan Fairbanks

Thanks Tim.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Operator

And our next question will come from Stanley Elliott with Stifel. Please go ahead.

Stanley Elliott

Hey Bryan, Dennis! Thank you guys for taking the question. As it relates to pricing in the back half, I mean, you’ve got the August price increase. Was this impacting your thoughts around early order programs in terms of what you want to do there to get product out in the marketplace at higher price points?

Bryan Fairbanks

Well, we always look at our year end program in relation to the inventories that are in the market, the capacity we have available to serve, and the dynamics that are occurring as part of general marketplace and with the consumer. That’s something that our sales team spends a lot of time working on generally during the third quarter, and that’s an effort still to be completed here. So I think the answer is yes, because it’s always part of the impact and how we look at pricing, and how it might flow into those programs, it’s something that will be considered.

Stanley Elliott

When we think about kind of margins returning in 1Q 2022 to kind of some of the more normal margins, more incrementals, is that really just the pricing kind of catching up? I’m curious how long it’s going to take for some of these cost reduction programs, continuous improvement programs to roll through. Is that going to be more of a benefit into the latter part of the year?

Bryan Fairbanks

I see, by then, we start moving through the noise of the capacity expansion that we’ve been experiencing over the last year. So we won’t have the start-up costs moving into beginning of next year. We will see some of these cost improvement programs that we’re going after come into play. And then of course there will be the pricing that Dennis talked about.

Stanley Elliott

Great guys. Thank you very much and best of luck.

Operator

And our next question will come from Trey Grooms with Stephens Inc. Please go ahead.

Trey Grooms

Hi, Bryan and Dennis. Hope you’re all doing well!

Bryan Fairbanks

Great, thanks Trey.

Trey Grooms

So just touching on the cost improvement initiatives that you talked about just a minute ago, and you kind of laid out focus on automation, energy efficiency, raw material processing, is there any way to maybe help us understand what the impact here could be? I know this is something you guys are continuously going after. So, will this be a step function and any comments you could give us on the timing there?

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Bryan Fairbanks

The size of the Trex Company is very different from where we were five years ago. I see this as a continuous improvement where we will get back to having a pipeline of projects that will drive cost savings to the organization and they will come in over the course of the year.

Trey Grooms

Okay. The course of ‘22 primarily?

Bryan Fairbanks

We’ll start to see them coming in, in the back half of this year. Now that we’re through capacity and that additional into next year, and more of that cost saving benefits as we will have a full year of anything that comes in this year.

Trey Grooms

Perfect, perfect. Thank you for that. And then on the labor constraint, I know we’ve touched on several times on the call, and I know you guys are seeing some of that. You mentioned that, but as you look across, is this more than just on your side or there’s also some labor constraints in the channel, or at the installer level or just across the board as far as labor goes? If it is, outside of just you guys, so I assume it is probably, are you hearing any improvement out there outside of just Trex only, but further out into the channel?

Bryan Fairbanks

So labor constraints have impacted our suppliers, our raw material. We’ve been able to work through that having appropriate level of safety stocks on the ground. The same labor impacts have impacted our contractors, where if they can put additional crews on, they absolutely would to try to reduce their time to the marketplace, but it’s very difficult to find those individuals and then train them to appropriately build a deck. As I get out and talk with the folks in our selling channel, same issues there. It’s just very difficult to bring new people in and many cases they’ve got longtime employees that really know the business very well. There hasn’t been turnover from that perspective, but bringing new individuals in to manage the growth has been a challenge

Trey Grooms

Yes. Alright, understandable. I’ll leave it there. Thanks guys and good luck.

Bryan Fairbanks

Thanks Trey.

Operator

And our next question will come from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi, guys. I’ve got a question for Dennis. First of all you guys saw a really good SG&A leverage in the quarter. So curious, from an EBITDA margin standpoint, when do you expect EBITDA margins to inflect positively? Was it tied to that 1Q timeframe as well Dennis?

Dennis Schemm

Yes, it will start to pick up here more in the latter half of the year for sure. And then it will follow suit of course, with the gross margin improvement. So you’ll continue to see this leverage story play out in a very significant way. I think we have that near term and longer term in play, right. So near term, we’re going to see more of a normal spending pattern for SG&A, right. So medical is coming back, we have travel and entertainment coming back, we’re reinvesting in the brand, all of which we pulled back in 2020. Then longer term as we move into 2021, you’re going to see that leverage story really start to play out, because we don’t have to advertise or brand for Enhance and it will become a greater part of our product mix.Then that leverage really starts to take off.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Phil Ng

Got it. Okay, that’s helpful. And then a question for you, Bryan. So in the comments you were talking about in terms of expanding into the new construction side and international with the capacity freeing up. Any wins that you could call out on the production builder side. You don’t have to give me the company, but any noticeable wins? And then to kind of really drive growth here, are you making any real investments, whether it’s on the sales force side or anything else that we should be mindful of?

Bryan Fairbanks

Well, from an investment perspective, yes, we’re making investments in a number of different areas within the organization, including sales, and specifically on the new builder side. As it relates to specific wins that are out there, probably a bit too early to get into that discussion, because we need to make sure that our channels are filled with products. So discussions are being had at this point, that’s really the early stage of it and as we begin to fill that channel and get back to more normalized operating parameters, I think we’ll be in a good shape to be able to talk about some of those contract wins.

Phil Ng

Is it going to be noticeable enough that we’ll see it in on the volume side in a noticeable fashion, call it like back half of next year or is going to be really more of a 2023 event?

Bryan Fairbanks

Difficult to say right now. I’m not sure that that initiative on its own, I’ll be in a position to call out here is what the specific growth from it. We’ll understand as it comes into our sales opportunities along the way, but we’ll have to wait as we look at what next year’s growth opportunities are and where we stand on inventories coming into the end of the year, that will really be a key determinant.

Phil Ng

Okay, great. Thank you.

Operator

And our next question will come from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thanks. Good evening, Bryan and Dennis.

Bryan Fairbanks

Hi, Reuben.

Reuben Garner

Most of my questions have been answered. I just have a follow-up on the SG&A front. Dennis, you mentioned expenses normalize in Q2. I think historically, it’s been kind of a high watermark for SG&A dollars. Are you guys still kind of ramping some of the marketing costs and travel and other things that were taken out temporarily last year and that $36 million roughly that you spent in Q2 might not be the high watermark for the year as a result?

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Dennis Schemm

So what we saw last year, we had about $29 million in SG&A. We ramped it to $36 million here in Q2. So $7 million pick-up. I think it’s a pretty high watermark for us yet, I still think we’re going to see a little more spend here in Q3 just because there will be more travel. We’re predicting a little bit more medical and some branding as well. So I would expect things to be normalized to a rate around this level. I don’t think it’s going to be much higher.

Bryan Fairbanks

I think as you look out at next year, the percentages by quarter will probably normalize if you go back to pre-pandemic timeframe. We get back to having Builder Show. We get back to normal advertise timing. We get back to having distributor meetings, normal travel and entertainment from our sales team. So I expect next year to look like a much more normalized environment, whereas this year we still have the impacts from the pandemic, some things of which we’re spending on, other things we’re not spending as much on. But that will build as we go through the year and then normalize for next year.

Reuben Garner

Perfect. Thank you, guys. And congrats on the results. Good luck.

Bryan Fairbanks

Alright, thank you.

Operator

And once again, if you’d like to ask a question, please press “” then “1.” Our next question will come from Alex Rygiel with B Riley FBR. Please go ahead.

Alex Rygiel

Thank you. Bryan, can you comment on the significant volatility in lumber prices broadly and how that sort of helped demand and how it might change demand as lumber prices pull back here? And then can you also comment on the higher end wood product sort of marketplace that you compete with and what pricing looks like, and availability looks like there as a lot of that product is sourced internationally?

Bryan Fairbanks

Okay, so for the standard lumber business, of course, the future shot up earlier this year. All of those, while the futures have come back down again, the actual prices in the marketplace have not returned back to those same levels. Let’s call it about $0.80, $0.85 a linear foot for lumber. So it definitely has been a help in this marketplace as people come in and understand that I could spend $1.60 on buying a piece of lumber. I could spend $1.60 a foot and buy Trex or maybe $2.50 and move up to the Enhanced product. So it’s been a bit of a tailwind for us. As we look out over the longer term, I don’t expect lumber from a retail perspective to drop back down to that $0.85 again. So there will be a tightened spread between our pricing and where lumber is, and we’ll continue to pursue the same marketing strategy that we have for the past few years, converting those lumber buyers at roughly a 2 times price premium to move up to Trex.

As it relates to the higher end part of the marketplace, I’m not as familiar with the pricing out there. I‘ve been visiting a few dealers earlier this month. I noted that a couple of the species are very difficult to get because they are coming Internationally. In some cases, they are coming from endangered rainforests. So it’s more and more difficult to be able to get those types of materials. And those consumers often now are looking to do the right thing environmentally and moving over to our Trex Transcend high products is a pretty easy sale for the dealer or the contractor to make. And our product tends to be easier to work with the exotic hardwoods as well.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Alex Rygiel

Very helpful, thank you.

Bryan Fairbanks

Yes, thanks.

Operator

And our next question will come from Kurt Yinger with D.A. Davidson. Please go ahead.

Kurt Yinger

Great, thanks and good afternoon Bryan and Dennis.

Bryan Fairbanks

Good afternoon.

Dennis Schemm

Good afternoon.

Kurt Yinger

I guess, ignoring the labor constraints and the channel inventory for a minute, it does seem like you’re in a pretty good place relative to the rest of the industry in terms of having incremental capacity to respond to demand. I’m just curious if that plays into your messaging or sales strategy with your channel partners, and whether you think that’s something that can be a transitory or more lasting advantage in terms of market share?

Bryan Fairbanks

We expect that the capacity that we put on, and we’ll continue to add through the end of this year, will give us an advantage. And I expect over time we will need additional capacity. Last we talked, I think we said this gives us a couple of years of capacity. If the market continues growing at this level, it will probably be a little bit shorter of time, but these are regular discussions that the management team has with each other as well as our board of directors, and we’ll ensure that we stay ahead of the market.

Kurt Yinger

Got it. Okay. That makes sense. And then just going back to the inflation topic, I guess on recycled films specifically, in the past, I think that was pretty correlated with virgin resin prices, the last couple of years, it’s decoupled. Are we back to the point where those two are moving in the same direction again and any color you could provide in terms of expectations for pricing there?

Bryan Fairbanks

The answer is yes and no. There is more correlation than there has been over the past few years. Past few years, the two markets were completely separate. As we’ve seen the virgin marketplace go over a $1 a pound, we have seen some correlation creep back into the market. We’ve seen some of the recycled materials price increase has been in the mid-teens type level on a year-over-year basis. So when we talked about increasing costs in the third quarter, I think that’s something that we’ll continue to see. Historically, generally the recycled market tends to move six to nine months after the virgin marketplace, and that’s basically what we’re seeing at this point.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern

Kurt Yinger

Got it. And just one more quickly. I mean is that something where as you consume more recycled material and perhaps has to move out further, you would expect pricing generally to increase or do you think you can offset that by expanding some of these lower quality materials that otherwise wouldn’t have a home?

Bryan Fairbanks

Yes, I think we’ll be able to expand the uses of material and some of these with lower priced opportunities that are not being taken advantage of today in the marketplace. So we talked, I guess it was the end of last year coming into this year, that we were going to be going further for that material. And with that comes additional logistics cost. So we’ll continue to see that as we move through this year and into next.

Kurt Yinger

Got it. Okay. Well appreciate all the color. And good luck in the back half.

Bryan Fairbanks

Thanks Kurt.

Operator

And this will conclude our question-and-answer session. I’d like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Well, thanks everybody for your questions and attendance in today’s conference call. We look forward to speaking with many of you during the quarter at conferences and other events. Thank you and have a great evening. Bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines at this time.

Trex Company, Inc.

Monday, August 02, 2021, 5:00 PM Eastern